EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Avalon Pharmaceuticals, Inc for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 23, 2006, with respect to the financial statements of Avalon Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
McLean, Virginia
January 29, 2007